Virchow Krause
                                    &company



          Report of Independent Registered Public Accounting Firm



We have examined WestLake Settlement Services, LLC's compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to WestLake (the "Applicable Servicing Criteria") as of and for the year ended December 31, 2007:

      1122(d)(4)(xi) Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.;

      1122(d)(4)(xii) Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission;

Management is responsible for the Company's compliance with these servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, WestLake Settlement Services, LLC complied with, in all material respects, the aforementioned servicing criteria as of and for the year ended December 31, 2007.



/s/Virchow Krause & Company, LLP
------------------------------------------
Virchow Krause & Company, LLP
March 3, 2008





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                      Virchow, Krause & Company, LLP

     Certified Public Accountants & Consultants - An Independent Member
                       of Baker Tilly International